Exhibit 99.1

TransDigm Announces Acquisition of Jet Parts Engineering and Victor Sierra Aviation Holdings

Cleveland, Ohio, January 16, 2026 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) today announced it has entered into a definitive agreement to acquire Jet Parts Engineering and Victor Sierra Aviation Holdings (collectively “the Companies”), portfolio companies of Vance Street Capital, for approximately $2.2 billion in cash, including certain tax benefits.
Jet Parts Engineering
Jet Parts Engineering (“JPE”), headquartered in Seattle, Washington, is a leading independent designer and manufacturer of aerospace aftermarket solutions, primarily proprietary OEM-alternative parts and repairs. JPE serves commercial, regional and cargo airline customers, as well as maintenance, repair and overhaul (“MRO”) providers. JPE’s products are highly engineered, proprietary PMA components with a strong presence across major commercial aerospace platforms. Nearly all of JPE’s revenue is derived from the commercial aftermarket. In addition to its engineering headquarters in Seattle, Washington, JPE has engineering and component repair locations in Texas, New York, Florida, Alabama and the United Kingdom. JPE employs approximately 300 people.
Victor Sierra Aviation
Victor Sierra Aviation Holdings (“VSA”) is a leading designer, manufacturer, and distributor of proprietary PMA and other aftermarket parts serving the commercial aerospace end market – primarily the general aviation and business aviation sectors. VSA is a leading collection of brands including McFarlane Aviation, Tempest Aero Group, and Aviation Products Systems. VSA offers a complete line of highly engineered PMA, custom design and OEM products, as well as service and repair stations. Nearly all of VSA’s revenue is derived from the commercial aftermarket. VSA primarily operates out of three facilities: Baldwin City, Kansas; Burlington, North Carolina; and Granite City, Illinois. Additional satellite facilities are in Illinois, Texas, Kentucky and Washington to provide support and strategic proximity to customers. VSA employs approximately 400 people.
The Companies collectively generated approximately $280 million in revenue for the calendar year ended December 31, 2025.
Mike Lisman, TransDigm’s Chief Executive Officer, stated, “We are excited to have an agreement to acquire Jet Parts Engineering and Victor Sierra, two well run, profitable businesses that will fit well within TransDigm. The Companies’ highly engineered, proprietary OEM-alternative parts and services generate nearly 100% commercial aftermarket revenue. These businesses offer a unique value proposition to their airline, business, and general aviation end user customers as an alternative to OEM parts and are each growing nicely. We will continue to offer this unique value proposition to customers and grow both companies under TransDigm ownership, where they will operate independently, consistent with our long-term approach to running our businesses. We look forward to working with and continuing to support the Companies’ customers. As with all TransDigm acquisitions, we expect these acquisitions to create equity value in-line with our long-term private equity-like return objectives.”

Nick Howley, TransDigm’s Chairman added, “This is a natural progression for TransDigm. We have had a long-term and sizable PMA effort within our existing operating units. Since the formation of TransDigm, we have regularly used our uniquely broad aerospace engineering and market knowledge to design and offer our aftermarket customers a range of well engineered products that provide a mix of improved life, superior performance, and other benefits. Both Jet Parts Engineering and Victor Sierra are good businesses that align well with our model.”
The acquisition is subject to regulatory approvals in the United States and customary closing conditions.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems, specialized flight, wind tunnel and jet engine testing services and equipment, electronic components used in the generation, amplification, transmission and reception of microwave signals, and complex testing and instrumentation solutions.
Forward-Looking Statements
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers' planes spend aloft and our customers' profitability, both of which are affected by general economic conditions; supply chain constraints; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; failure to complete or successfully integrate acquisitions; our indebtedness; current and future geopolitical or other worldwide events, including, without limitation, wars or conflicts and public health crises; cybersecurity threats; risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; our reliance on certain customers; the United States (“U.S.”) defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; risks related to changes in laws and regulations, including increases in compliance costs and potential changes in trade policies and tariffs; potential environmental liabilities; liabilities arising in connection with litigation; risks and costs associated with our international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group's most recent Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

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